                                                                EXHIBIT 27(d)(1)

--------------------------------------------------------------------------------

Notice of Your Right to Examine This Policy.

   It is important to us that you are satisfied with this policy after it is issued. If you are not satisfied with it, you may return the policy to us or our agent within 30 days after you receive it. If you return the policy, you will receive a full refund of any premiums within 7 days of the date we receive your notice of cancellation. If you adjust your policy and the adjustment results in an increased premium, you will again have a right to examine the policy. If you are not then satisfied, you may return the policy within the times given above and the requested adjustment will be cancelled. For any additional premium paid, you will receive a refund within 7 days of the date we receive your notice of cancellation.

VARIABLE ADJUSTABLE LIFE SUMMIT POLICY

Insured                                               JOHN A DOE

Age & Sex                                            35  -  Male

Face Amount:                                            $100,000

Policy Number:                                        1-000-000V

Original Policy Date:                               Mar 01, 2004


Variable Benefits

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

Nonparticipating

THE DEATH BENEFIT OF THIS POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON PAGE 1. THE DEATH BENEFIT MAY INCREASE OR DECREASE, AS DESCRIBED ON PAGE 2, DEPENDING ON THE DEATH BENEFIT OPTION ELECTED AND ON SEPARATE ACCOUNT INVESTMENT, MORTALITY AND EXPENSE EXPERIENCE.

THE ACTUAL CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

READ YOUR POLICY CAREFULLY
THIS IS A LEGAL CONTRACT

    Subject to the provisions of this policy, we promise to pay to the beneficiary the death proceeds when we receive proof satisfactory to us of the insured's death.

    This policy, including any adjustment of it, is issued in consideration of the application for this policy and the payment of the premiums.

    The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.

    Signed for Minnesota Life Insurance Company, a stock company, at St. Paul, Minnesota, on the policy date.

/s/ Robert L. Senkler

President

/s/ Dennis E. Prohofsky

Secretary                                                        Registrar
--------------------------------------------------------------------------------

Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

----------------------------------------------------------------
                                                           INDEX


Additional Information.....................................   10

Assignment.................................................   10

Beneficiary................................................    5

Death Benefit..............................................    4

Definitions................................................    3

General Information........................................    4

Grace Period...............................................    6

Incontestability...........................................   11

Termination (Premiums).....................................    7

Nonrepeating Premium.......................................    6

Ownership..................................................    4

Payment of Proceeds........................................    5

Policy Adjustments.........................................    8

Policy Charges.............................................    8

Policy Loans...............................................    9

Premiums...................................................    6

Reinstatement (Premiums)...................................    7

Separate Account...........................................    9

Settlement Options.........................................    5

Suicide Exclusion..........................................   11

Surrender..................................................   10

Values.....................................................    9

                                                         YOUR POLICY INFORMATION


Premium Class:  Preferred                 Insured:                    JOHN A DOE
                Non-tobacco

                                          Age & Sex                    35 - Male
Payment         Premium       Annual
options                      payment      Face Amount:                  $100,000
-------         -------      -------

Annual          $811.29      $811.29      Policy Number:              1-000-000V

Semi            $405.65      $811.29      Original Policy Date:     Mar 01, 2004

Quarterly       $202.82      $811.29

Monthly         $ 67.61      $811.29


Death benefit option on policy date -      * * * * * * * * * * * * * * * * * * *
   Cash                                    *                                   *
                                           *    Variable Adjustable Life       *
                                           *           Summit policy           *
                                           *                                   *
                                           *     Proceeds payable at death     *
                                           *            or surrender           *
                                           *                                   *
                                           *     Face amount and premium may   *
                                           *      be adjusted by the owner     *
                                           *                                   *
                                           *         Nonparticipating          *
                                           *                                   *
                                           * * * * * * * * * * * * * * * * * * *


Type of Coverage                                Face                     Annual
                                                Amount                  Premium

Basic policy*
  Life insurance
  Guaranteed protection to age 65
  Premium payable to age 65                     $100,000                 607.29








*If you continue to pay your premium to the policy anniversary nearest the insured's age X, and the face amount does not change, your coverage will be guaranteed to age X. This coverage is guaranteed regardless of the performance of the portfolios selected assuming no policy loans. With favorable investment results of the selected portfolios and experience more favorable than guaranteed, coverage can extend beyond age x. With this policy you may also request policy adjustments to change the coverage guarantee at any time while the policy is in force.

                                                                              1A

Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

                                                         YOUR POLICY INFORMATION

Insured: JOHN A DOE                                Policy Number:  1-000-000V


Additional Agreements

Type of Coverage                                           Face          Annual
                                                          Amount        Premium
Additional Agreements -

  Waiver of Premium Agreement
    Coverage to age 60.
    Premium payable to age 60.                                           $ 25.00

  Family Term Agreement - Child
    Level term coverage to age 25
    for each child.
    Premium payable to youngest
    child's age 25.                                       $ 10,000       $ 50.00

  Inflation Agreement
    Option available to age 60.
    Premium payable to age 56.
    Maximum amount of each increase:                      $100,000       $  8.00

  Exchange of Insureds Agreement
    There is no premium charge for
    this agreement.

  Business Continuation Agreement
    See Schedule Page.
    Coverage to age 85.
    Premium payable to age 85.                            $200,000       $ 20.00

  Accelerated Death Benefit Agreement
    There is no premium charge for
    this agreement.

  Face Amount Increase Agreement
    Option available on Aug 1 of
    2006 and 2009.
    Premium payable to age 40.
    Maximum amount of each increase:                      $ 50,000       $101.00

Total annual premium on policy date ................................     $811.29

Annual policy loan interest rate:  5% payable in arrears.
Annual policy reinstatement interest rate: 6%.

                                                                              1B

Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

                                                         YOUR POLICY INFORMATION

Table of Policy Issue Charges                         Policy Number   1-000-000V

The policy issue charge will be assessed monthly against the actual cash value of this policy.

    Amount      Through       Amount         Through         Amount   Through

     18.24      04/2004        18.24         08/2007          8.24     12/2010
     18.24      05/2004        18.24         09/2007          8.24     01/2011
     18.24      06/2004        18.24         10/2007          8.24     02/2011
     18.24      07/2004        18.24         11/2007          8.24     03/2011
     18.24      08/2004        18.24         12/2007          8.24     04/2011
     18.24      09/2004        18.24         01/2008          8.24     05/2011
     18.24      10/2004        18.24         02/2008          8.24     06/2011
     18.24      11/2004        18.24         03/2008          8.24     07/2011
     18.24      12/2004        18.24         04/2008          8.24     08/2011
     18.24      01/2005        18.24         05/2008          8.24     09/2011

     18.24      02/2005        18.24         06/2008          8.24     10/2011
     18.24      03/2005        18.24         07/2008          8.24     11/2011
     18.24      04/2005        18.24         08/2008          8.24     12/2011
     18.24      05/2005        18.24         09/2008          8.24     01/2012
     18.24      06/2005        18.24         10/2008          8.24     02/2012
     18.24      07/2005        18.24         11/2008          8.24     03/2012
     18.24      08/2005        18.24         12/2008          8.24     04/2012
     18.24      09/2005        18.24         01/2009          8.24     05/2012
     18.24      10/2005        18.24         02/2009          8.24     06/2012
     18.24      11/2005        18.24         03/2009          8.24     07/2012

     18.24      12/2005        18.24         04/2009          8.24     08/2012
     18.24      01/2006        18.24         05/2009          8.24     09/2012
     18.24      02/2006        18.24         06/2009          8.24     10/2012
     18.24      03/2006        18.24         07/2009          8.24     11/2012
     18.24      04/2006        18.24         08/2009          8.24     12/2012
     18.24      05/2006        18.24         09/2009          8.24     01/2013
     18.24      06/2006        18.24         10/2009          8.24     02/2013
     18.24      07/2006        18.24         11/2009          8.24     03/2013
     18.24      08/2006        18.24         12/2009          8.24     04/2013
     18.24      09/2006        18.24         01/2010          8.24     05/2013

     18.24      10/2006        18.24         02/2010          8.24     06/2013
     18.24      11/2006        18.24         03/2010          8.24     07/2013
     18.24      12/2006        18.24         04/2010          8.24     08/2013
     18.24      01/2007        18.24         05/2010          8.24     09/2013
     18.24      02/2007        18.24         06/2010          8.24     10/2013
     18.24      03/2007        18.24         07/2010          8.24     11/2013
     18.24      04/2007        18.24         08/2010          8.24     12/2013
     18.24      05/2007        18.24         09/2010          8.24     01/2014
     18.24      06/2007        18.24         10/2010          8.24     02/2014
     18.24      07/2007        18.24         11/2010          8.24     03/2014



Insured                                 Age                          Face Amount
JOHN A DOE                               35                              100,000

                                                                              1C

Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

                                                         YOUR POLICY INFORMATION


Table of Surrender Charges                          Policy Number     1-000-000V

The surrender charge will be assessed against the actual cash value at the time this policy is surrendered in full.

     Amount          Through   Amount          Through    Amount      Through

           353.49  04/2004         1,413.96  08/2007          711.36  12/2010
           353.49  05/2004         1,413.96  09/2007          693.12  01/2011
           353.49  06/2004         1,404.48  10/2007          674.88  02/2011
           353.49  07/2004         1,386.24  11/2007          656.64  03/2011
           353.49  08/2004         1,368.00  12/2007          638.40  04/2011
           353.49  09/2004         1,349.76  01/2008          620.16  05/2011
           353.49  10/2004         1,331.52  02/2008          601.92  06/2011
           353.49  11/2004         1,313.28  03/2008          583.68  07/2011
           353.49  12/2004         1,295.04  04/2008          565.44  08/2011
           353.49  01/2005         1,276.80  05/2008          547.20  09/2011

           353.49  02/2005         1,258.56  06/2008          528.96  10/2011
           353.49  03/2005         1,240.32  07/2008          510.72  11/2011
           706.98  04/2005         1,222.08  08/2008          492.48  12/2011
           706.98  05/2005         1,203.84  09/2008          474.24  01/2012
           706.98  06/2005         1,185.60  10/2008          456.00  02/2012
           706.98  07/2005         1,167.36  11/2008          437.76  03/2012
           706.98  08/2005         1,149.12  12/2008          419.52  04/2012
           706.98  09/2005         1,130.88  01/2009          401.28  05/2012
           706.98  10/2005         1,112.64  02/2009          383.04  06/2012
           706.98  11/2005         1,094.40  03/2009          364.80  07/2012

           706.98  12/2005         1,076.16  04/2009          346.56  08/2012
           706.98  01/2006         1,057.92  05/2009          328.32  09/2012
           706.98  02/2006         1,039.68  06/2009          310.08  10/2012
           706.98  03/2006         1,021.44  07/2009          291.84  11/2012
         1,060.47  04/2006         1,003.20  08/2009          273.60  12/2012
         1,060.47  05/2006           984.96  09/2009          255.36  01/2013
         1,060.47  06/2006           966.72  10/2009          237.12  02/2013
         1,060.47  07/2006           948.48  11/2009          218.88  03/2013
         1,060.47  08/2006           930.24  12/2009          200.64  04/2013
         1,060.47  09/2006           912.00  01/2010          182.40  05/2013

         1,060.47  10/2006           893.76  02/2010          164.16  06/2013
         1,060.47  11/2006           875.52  03/2010          145.92  07/2013
         1,060.47  12/2006           857.28  04/2010          127.68  08/2013
         1,060.47  01/2007           839.04  05/2010          109.44  09/2013
         1,060.47  02/2007           820.80  06/2010           91.20  10/2013
         1,060.47  03/2007           802.56  07/2010           72.96  11/2013
         1,413.96  04/2007           784.32  08/2010           54.72  12/2013
         1,413.96  05/2007           766.08  09/2010           36.48  01/2014
         1,413.96  06/2007           747.84  10/2010           18.24  02/2014
         1,413.96  07/2007           729.60  11/2010            0.00  03/2014


   Insured                         Age                           Face Amount
   JOHN A DOE                       35                               100,000


03-641                                                                        1D


Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

                                                         YOUR POLICY INFORMATION

Table of maximum Cost of Insurance rates      Policy Number           1-000-000V

The maximum monthly cost of insurance rates are listed per $1000 of net amount at risk. The net amount at risk is the death benefit less the policy value.

 AGE     RATE       AGE    RATE       AGE         RATE      AGE      RATE

    35   0.09089       60  0.74695        85   10.14422        110   77.04001
    36   0.09589       61  0.83114        86   11.31891        111   83.33333
    37   0.10007       62  1.93398        87   12.62238        112   83.33333
    38   0.10758       63  1.04963        88   14.04388        113   83.33333
    39   0.11425       64  1.17137        89   15.57220        114   83.33333

    40   0.12176       65  1.30009        90   17.19964        115   83.33333
    41   0.13178       66  1.43072        91   18.76184        116   83.33333
    42   0.14430       67  1.56327        92   20.42406        117   83.33333
    43   0.15850       68  1.70627        93   22.21645        118   83.33333
    44   0.17520       69  1.85467        94   24.15514        119   83.33333

    45   0.19441       70  2.03500        95   26.24420        120   83.33333
    46   0.21279       71  2.23720        96   28.20561
    47   0.23285       72  2.50360        97   30.35199
    48   0.24455       73  2.78562        98   32.70866
    49   0.25793       74  3.08342        99   35.30337

    50   0.27717       75  3.41024       100   38.17512
    51   0.29975       76  3.76820       101   40.53000
    52   0.33071       77  4.18587       102   43.11768
    53   0.36419       78  4.67661       103   45.96629
    54   0.40691       79  5.24717       104   49.11195

    55   0.45970       80  5.87410       105   52.54884
    56   0.51338       81  6.59415       106   56.37067
    57   0.57128       82  7.35120       107   60.64050
    58   0.62083       83  8.17591       108   65.43820
    59   0.67798       84  9.09944       109   70.86240

Insured                             Age                              Face Amount
JOHN A DOE                           35                                  100,000


03-641                                                                        1E


Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

                                                         YOUR POLICY INFORMATION


Summary of Policy Charges                            Policy Number    1-000-000V

This policy has charges which are assessed against base premiums, nonrepeating premiums, and actual cash value. A complete description of policy charges can be found under the "Policy Charges" section of this policy. The types of charges are:

Premium Charge:
The premium charge is a maximum of 5.75% of each base premium paid. The annual total is [$34.92] to age 65 and [$x.xx] after age [XX]

Non-repeating Premium Charge:
The premium charge is a maximum of 5.75% of each non-repeating premium paid.

Monthly Policy Charge:     [$13.25]
The monthly policy charge will not exceed $12.00 per month plus $0.125 per $1,000 of face amount per month.

Policy Issue Charge - see Schedule of Charges in this policy.
The policy issue charge applies for the first 10 years from the policy date or from subsequent policy adjustment.

Cost of Insurance Charge - see Schedule of Rates in this policy.
The cost of insurance charge is calculated by multiplying the per $1,000 net amount at risk under your policy by a rate which varies with the insured's age, gender, and risk class. The rate is guaranteed not to exceed the rate shown on the maximum monthly cost of insurance rates table on page 1.

Surrender Charge - see Schedule of Charges in this policy. The surrender charge is shown in the table of surrender charges on page 1.

Transaction Charge:
The transaction charge is $25.00 per transaction or 2% of any partial surrender, whichever is less.

Cash Extra Charge:
The monthly cash extra charge is $x.xx to age ___.






  Insured                               Age                          Face Amount
  JOHN A DOE                            35                              100,000

                                                                              1F

Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

                                                         YOUR POLICY INFORMATION

Schedule of Premiums to Waive                         Policy Number   1-000-000V

The base premium amount that will be waived as provided by the Waiver of Premium Agreement is shown below. Any premium for special risk or additional agreements will also be waived.

    Age at              Base                  Age at                  Base
  Disability           Premium              Disability               Premium
                       Amount                                        Amount

      35              3,714.00                  50                   7,080.00
      36              3,870.00                  51                   7,410.00
      37              4,032.00                  52                   7,758.00
      38              4,203.00                  53                   8,124.00
      39              4,386.00                  54                   8,511.00

      40              4,575.00                  55                   8,913.00
      41              4,773.00                  56                   9,336.00
      42              4,980.00                  57                   9,783.00
      43              5,199.00                  58                  10,257.00
      44              5,427.00                  59                  10,758.00

      45              5,667.00
      46              5,916.00
      47              6,189.00
      48              6,471.00
      49              6,768.00











Insured                                   Age                        Face Amount
JOHN A DOE                                 35                            100,000

                                                                              1G

Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

Business Continuation Agreement Schedule              Policy Number   1-000-000V

Designated Life:           JOAN CLIENT

Premium Class:    Special risk    Age: 35        Female with tobacco experience

The maximum face amount increase permitted at the death of the designated life decreases after the insured's age 75, as shown in the following schedule.

                   Policy Anniversary   Face Increase Amount
                         at Age

                          35-75                $200,000
                           76                   180,000
                           77                   160,000
                           78                   140,000
                           79                   120,000
                           80                   100,000
                           81                    80,000
                           82                    60,000
                           83                    40,000
                           84                    20,000
                           85                       0



 Insured                                Age                          Face Amount
 JOHN A DOE                             35                               100,000

                                                                              1H


Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640

Summary of Policy Features
================================================================================

As long as the base premium is paid, the face amount of this policy is guaranteed for the period shown on page 1 as a death benefit on the life of the insured. Depending on the death benefit option selected, the amount of the death benefit may be larger than the face amount shown on page 1

Death Proceeds

The amount payable to the beneficiary on the death of the insured is the total of the following amounts:

       -  The death benefit (see page 5),

PLUS   -  Any additional insurance on the insured's life provided by an additional benefit agreement (see page 1),

PLUS   -  Under the Cash Option, any premium paid beyond the end of the policy month in which the insured died (see page 5),

PLUS   -  Any asset credit

MINUS  -  Any unpaid policy charges which we assess against actual cash value
          (see page 11),

MINUS  -  Any policy loan (see page 12).

MINUS  -  Any unpaid loan interest.

Variability
If the net premiums paid for this policy are placed in the separate account, actual cash values will reflect investment experience of the sub-accounts you choose. Investment experience may, depending on the death benefit option selected, increase the amount of the death benefit.

Adjustability (See page 8)
The face amount and base annual premium of your policy are shown on page 1. Subject to the limitations described in this policy, you may at any time adjust the face amount, base premium and the death benefit option. The face amount, base annual premium and death benefit option will determine the plan of insurance.

Actual Cash Value
The net premiums you pay for this policy become part of the actual cash value. The actual cash value is available to you during the insured's lifetime, to be used:

    -  as collateral for a loan or as a policy loan (see page 12).

    - to continue insurance protection if you cannot, or do not wish to, continue paying base premiums (see page 7).

    - to obtain cash by surrendering your policy, in full or in part (see page 13).

Surrender Proceeds
The amount payable to the owner when the policy is surrendered:

        The actual cash value of the policy,

PLUS   -  Any loan interest credit,

PLUS   -  Any asset credit,

MINUS  -  Any unpaid policy charges which we assess against actual cash value
          (see page 11),

MINUS  -  Any unpaid loan interest,

MINUS  -  The surrender charge.

Additional Benefits
The additional benefits, if any, listed on page 1 are described more fully in the additional benefit agreements.

03-642                                                          Minnesota Life 2

Definitions
================================================================================
When we use the following words, this is what we mean:

1940 Act

The Investment Company Act of 1940, as amended, or any similar successor federal act.

actual cash value

The sum of the values under this policy in the separate account and the guaranteed interest account. The interest in each is valued separately. They are identified as the separate account actual cash value and the guaranteed interest account actual cash value, respectively. Actual cash value does not include the loan account.

The separate account actual cash value is composed of your interest in one or more sub-accounts of the separate account. For each sub-account, the value is determined by multiplying the current number of sub-account units credited to this policy by the current sub-account unit value. The total of these values will be the separate account actual cash value.

age

The insured's age at nearest birthday.

asset credit

A percentage of the actual cash value which we credit to the existing actual cash value on a monthly basis. The asset credit is allocated to the sub-accounts of the separate account and the guaranteed interest account on a pro-rata basis. The experience factors used in determining the asset credit are based on anticipated investment returns, mortality and expenses. We determine each year if a credit will be payable. Asset credits are not guaranteed.

base premium

The premium less any amount charged for additional benefits.

CSO Tables

Either the 1980 Commissioners Standard Ordinary Mortality Tables (CSO), gender-distinct, tobacco-distinct, and age nearest birthday or the 2001 Commissioners Standard Ordinary Mortality Tables (CSO), gender-distinct, tobacco-distinct and age nearest birthday, whichever has most recently been adopted in your state at the time this policy was issued.

For issues intended for inclusion in qualified plans we will use either the 1980 or 2001 Commissioners Standard Ordinary Mortality Table B, unisex, tobacco-distinct and age nearest birthday, whichever has most recently been adopted in your state at the time this policy was issued.

fund

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

general account

All assets of the Minnesota Life Insurance Company other than those in the separate account or in other separate accounts established by us.

guaranteed interest account

The portion of the general account of Minnesota Life Insurance Company which is attributable to this policy and policies of this class, exclusive of policy loans. The description is for accounting purposes only. It does not represent a separate account. It does not represent any division of the general account for the specific benefit of policies of this class.

guaranteed plan of insurance

The period during which we guarantee that the face amount will be in effect, assuming payment of all base premiums.

insured

The person whose life is insured under this policy as shown on page 1.

loan account

The portion of the general account of Minnesota Life Insurance Company which is attributable to policy loans under this policy and policies of this class. The loan account balance is the sum of all outstanding loans under this policy.

loan interest credits

The interest we credit to the actual cash value based on the amount of your policy loan.

net amount at risk

The difference between the death benefit and the policy value.

net premium

The base premium or nonrepeating premium less the premium charge assessed against that premium. The net premium is the amount or amounts which are allocated to the guaranteed interest account and the separate account.

nonrepeating premium

A payment made to this policy in addition to the premium.

03-642                                                          Minnesota Life 3
policy anniversary

The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

policy date

The date shown on page 1, which is the date from which policy anniversaries, policy years, monthly policy anniversaries and premium due dates are determined.

policy value

The actual cash value of this policy, plus any unpaid loan interest credits, and any amount in the loan account.

premium

A planned payment for this policy. The premium amounts are shown on page 1.

proceeds

The amount we will pay under the terms of this policy when your policy is surrendered, terminates or when the insured dies.

separate account

The separate investment account titled "Minnesota Life Variable Life Account." We established this separate account for this class of policies under Minnesota law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

surrender value

The amount available to you when your policy is surrendered or terminates.

terminate

The insured's life is no longer insured under any of the terms of the policy.

unit

A measure of your interest in a sub-account of the separate acount.

valuation date

Any date on which a sub-account is valued.

valuation period.

The period between successive valuation dates measured from the time of one determination to the next.

we, our, us

Minnesota Life Insurance Company.

written request

A request in writing signed by you. We also may require that your policy be sent in with your written request.

you, your

The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than the insured.

General Information
================================================================================
What is your agreement with us?

Your policy, or any adjustment of it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to adjust your policy. Any statements made either by you or by the insured, in the initial application or in any application for adjustment will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or by the insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for adjustment of this policy.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

Any additional benefit agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.

When does your policy become effective?

Your policy will become effective on the earlier of the policy date or the date the policy is delivered to you, provided you have paid the first full premium, while the health of the proposed insured remains as stated in the application for this policy.

How will you know the status of your policy?

Each year without charge, we will send you a report. This report will show your policy's status. It will include the actual cash value, death benefit and the surrender value as of the date of the report. It will also show the premiums paid during the year, policy loan activity and the policy value. The information in the report will be current as of a date within two months of its mailing.

How do you exercise your rights under the policy?

You can exercise all the rights under this policy during the insured's lifetime by making a written request to us. This

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includes the right to change the ownership. If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

Death Benefit
================================================================================
What are the death benefit options?

The death benefit options are:

   (1)  the Cash Option; or
   (2)  the Protection Option.

What is the Cash Option?

Under the Cash Option, the death benefit will be the larger of:

   (1)  the face amount; or
   (2) the minimum death benefit required so that this policy will qualify as a life insurance policy as defined by Section 7702 of the Internal
          Revenue Code (IRC)

When the death benefit is provided by definition (2) above, it will vary with the value of the separate account and the value of the guaranteed interest account.

What is the Protection Option?

Under the Protection Option, the death benefit will be the larger of:

   (1)  the face amount plus the policy value; or
   (2) the minimum death benefit required so that this policy will qualify as a life insurance policy as defined by Section 7702 of the IRC.

The death benefit will vary with the value of the separate account and the value of the guaranteed interest account.

The Protection Option is only available until the policy anniversary nearest the insured's age 120. At the policy anniversary nearest the insured's age 120, we will convert the death benefit option to the Cash Option.

How is the death benefit option elected?

You elect a death benefit option on your policy application. If you fail to make an election, the Cash Option will be in effect.

May the death benefit option be changed?

Yes. While this policy is in force, you may apply to have the death benefit option changed, which is a policy adjustment. The change will take effect when we approve the policy adjustment.

If you request a change from the Cash Option to the Protection Option, we will require evidence satisfactory to us of the insured's insurability before we allow the change.

You may request to change the death benefit option from the Protection Option to the Cash Option at any time without evidence of insurability.

When is the death benefit determined?

The death benefit is determined on each monthly policy anniversary and as of the date of the insured's death.

What proceeds are payable at the insured's death?

The amount payable at the insured's death shall be the death benefit provided by this policy:

   . plus any additional insurance on the insured's life provided by an additional benefit agreement; and

   . plus under the Cash Option, any premium paid beyond the end of the policy month in which the insured died; and

   .  plus any asset credit; and

   .  minus any unpaid policy charges; and

   .  minus any policy loan and any unpaid loan interest.

Does the death benefit qualify for income tax exclusion under the Internal Revenue Code?

We intend that this policy will qualify as a life insurance policy as defined by the cash value accumulation test of Section 7702 of the IRC. In order to maintain such qualification, we reserve the right either to increase the amount of insurance on the insured, or to return any excess actual cash value, or to limit the amount of premium we will accept.

Beneficiary
================================================================================
To whom will we pay the death proceeds?

When we receive proof satisfactory to us of the insured's death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

What happens if one or all of the beneficiaries dies before the insured?

If a beneficiary dies before the insured, that beneficiary's interest in the policy ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the death proceeds. If no beneficiary survives the insured, we will pay the death proceeds of this policy to you, if living, otherwise, to your estate, or to your successor if you are a corporation no longer in existence.

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Can you change the beneficiary?

Yes. If you have reserved the right to change the beneficiary, you can request in writing to change the beneficiary. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until we record it in our home office. After we record it, the change will take effect as of the date you signed the request. However, if the insured dies before the request has been so recorded, the request will not be effective as to those death proceeds we have paid before we recorded your request.

Payment of Proceeds
================================================================================
When will the policy proceeds be payable?

The proceeds of this policy will be payable if the policy is surrendered, terminated or if we receive proof satisfactory to us of the insured's death. These events must occur while the policy is in force. Proof of any claim under this policy must be submitted in writing to our home office. The proceeds will be paid at our home office and in a single sum unless a settlement option has been selected.

Can proceeds be paid in other than a single sum?

Yes. You may, during the insured's lifetime, request that we pay the proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right, and if the periodic installment or interest payment is at least $50.

The following settlement options are all payable in fixed amounts as are described below. These payments do not vary with the investment performance of the separate account.

   Option 1 -- Interest Payments
   Payment of interest on the proceeds at such times and for a period that is agreeable to you and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

   Option 2 -- Payments for a Specified Period
   Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any period not shown will be furnished upon request.

   Number of Years     Monthly Payments
          5            $          17.91
         10                        9.61
         15                        6.87
         20                        5.51
         25                        4.71

   Option 3 -- Life Income
   Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and gender. Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any ages not shown will be furnished upon request.

         Age                           Life Income with Payments
   ---------------      Life                Guaranteed for
   Male     Female     Income      5 Years      10 Years     20 Years

    50        55     $    4.37   $     4.36    $     4.33   $     4.18
    55        60          4.87         4.85          4.79         4.51
    60        65          5.56         5.52          5.39         4.85
    65        70          6.51         6.41          6.13         5.16
    70        75          7.86         7.64          7.03         5.38

   Option 4 -- Payments of a Specified Amount
   Monthly payments of a specified amount until the proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, which will state the terms and conditions under which the payments will be made.

Can a beneficiary request payment under a settlement option?

Yes. A beneficiary may select a settlement option only after the insured's death. However, you may provide that the beneficiary will not be permitted to change the settlement option you have selected.

Are the proceeds exempt from claims of creditors?

To the extent permitted by law, no payment of proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the insured's death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

What guaranteed interest rate will we pay on policy proceeds?

We will pay interest at an annual rate which will never be less than 3 percent per year. On single sum death proceeds, we will pay interest from the date of the insured's death until the date of payment.

Premiums
================================================================================
When and where do you pay your premiums?

Your first premium is due as of the policy date and must be paid when your policy is delivered. All premiums after the first premium are payable on or before the date they

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

are due and must be mailed to us at our home office or such other place as we may direct.

How often do you pay premiums?

You may pay your premiums once a year, twice a year, or four times a year. These premiums are shown on page 1 as the annual, semi-annual and quarterly premiums.

If you decide to pay premiums once a year, your annual premium will be due on the policy anniversary.

If you decide to pay premiums more than once a year, your semi-annual premiums will be due every six months and your quarterly premiums will be due every three months. In each year, one of the premium due dates must fall on the policy anniversary.

Are there other methods of paying premiums?

Yes. It may be possible for you to make arrangements with your employer to pay your premiums by payroll deduction. Also, with the consent of your financial institution, you may request that your premiums be automatically withdrawn from your account at that institution and paid directly to us. If for any reason your employer or financial institution fails to pay a premium when it is due or if this premium payment arrangement is ended, you must pay an annual, semi-annual or quarterly premium directly to us at our home office before the end of the grace period to keep your policy in force on a premium-paying basis.

Can you pay a nonrepeating premium?

Yes. In addition to premiums shown on page 1, you may request to pay a nonrepeating premium. However, we may at any time refuse to accept a nonrepeating premium. If the net amount at risk of your policy increases as a result of the payment of a nonrepeating premium, we will require you to provide us with evidence satisfactory to us of the insured's insurability.

Can you stop paying base premiums?

Yes. You may adjust the policy to stop paying base premiums (See Policy Adjustments section on page 8). A stop premium adjustment is one where, after the adjustment, no further base premium is required. You may request a stop premium adjustment at any time your policy has sufficient actual cash value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date there must be sufficient actual cash value to keep the policy in force until the second anniversary following the adjustment date. The policy will be adjusted on the basis of no additional base premium and, unless instructed otherwise, the same death benefit in effect at the time of the adjustment. You will be required to pay premiums for additional benefits.

Can you pay a premium after the date it is due?

Yes. You have a grace period of 61 days from the due date of your premium to pay the amount due. Your premium payment must be received in our home office within the grace period. The insured's life will continue to be insured during this grace period.

This 61-day grace period does not apply to the first premium payment. The first premium must be paid on or before the date your policy is delivered.

If a premium is not paid when it is due, will we make an automatic premium loan to keep the policy in force?

If the premium is not paid when it is due, we will make an automatic premium loan, if possible. However, in order to do this, the amount available for a loan must be enough to pay at least a quarterly premium and any loan interest due.

What happens if there is not enough loan value to make an automatic premium loan?

If the premium is not paid when it is due and if there is not enough loan value to make an automatic premium loan, we will automaticaly adjust your policy to stop paying base premiums. Your policy must have sufficient actual cash value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient actual cash value to keep the policy in force until the second anniversary following the adjustment date. The policy will be adjusted on the basis of no additional base premium and, unless instructed otherwise, we will maintain the death benefit in effect at the time of the adjustment. You will be required to pay premiums for additional benefits.

What if the Automatic Premium Loan provision is not in effect on my policy?

If the premium is not paid when it is due and the Automatic Premium Loan provision is not in effect, we will automatically adjust your policy to stop paying base premiums. Your policy must have sufficient actual cash value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient actual cash value to keep the policy in force until the second anniversary following the adjustment date. The policy will be adjusted on the basis of no additional base premium and, unless instructed otherwise, we will maintain the death benefit in effect at the time of the adjustment. You will be required to pay premiums for additional benefits.

What if there is not sufficient actual cash value to adjust your policy to stop premium?

If there is not sufficient actual cash value to adjust to stop premium, you will have a grace period of 61 days from the

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

premium due date during which you may make a payment sufficient to keep the policy in force. We will send a notice to you stating the amount of payment required to keep your policy from terminating. If the payment is not made by the end of the 61-day grace period, your policy will terminate. However, even if your policy terminates, we will pay you any remaining surrender value as described in the payment of proceeds section on page 5.

Can you reinstate your policy after it has terminated?

Yes. At any time within three years from the date of policy termination, you may ask us to restore your policy to a premium paying status, unless the policy has terminated because the surrender value has been paid. We will require:

   (1)  your written request to reinstate this policy;
   (2) that you submit to us at our home office during the insured's lifetime evidence satisfactory to us of the insured's insurability so that we may have time to act on the evidence during the insured's lifetime; and
   (3) a payment which is equal to any unpaid monthly charges at the end of the grace period, all back premiums for additional benefits and all back Policy Issue Charges, all with interest at the reinstatement rate shown on page 1; and
   (4) a payment sufficient to pay all premiums due on your contract to your next policy anniversary but no less than a quarterly premium; and
   (5) if necessary, a payment that would assure that the resulting guaranteed plan of insurance after the reinstatement satisfies the plan limitations at reinstatement.

What are the plan limitations at reinstatement?

After reinstatement, the policy must provide a level face amount of insurance to the latest of:

   (1)  ten years from the policy date; or
   (2) the anniversary at or following ten years from the most recent adjustment that resulted in an increase in either the base premium or net amount at risk; or
   (3)  the anniversary at or following four months from the reinstatement.

What happens when the policy is paid-up?

When the policy is paid-up, we need no additional base premiums in order to provide the death benefit for the life of the insured.

After the policy is paid-up, we may continue to accept premiums. The payment of any premium after the policy is paid-up will increase the death benefit. We may require you to provide us with evidence satisfactory to us of the insured's insurability before accepting any premium after the policy is paid-up.

How will you know when the policy becomes paid-up?

Each policy anniversary we will determine if your policy has become paid-up. When your policy becomes paid-up, we will notify you.

Will policy charges continue to apply to a paid-up policy?

Yes.

Is there a premium refund at the insured's death?

If the Cash Option death benefit is in effect at the insured's death, we will pay to the beneficiary any part of a paid premium that covers the period from the end of the policy month in which the insured died to the date to which premiums are paid. However, if your policy contains a Waiver of Premium Agreement and the last premium was waived by us under that agreement, we will not refund that premium. Also, we will not refund a nonrepeating premium.

If the Protection Option death benefit is in effect at the insured's death, we will not refund a premium or a nonrepeating premium.

Is there a premium refund at surrender?

No.

Policy Adjustments
================================================================================
What types of adjustments can be made to this policy?

While the policy is in force, you may ask us to make any of the seven following policy adjustments:

   (1)  increase or decrease the face amount;
   (2)  increase or decrease the premium;
   (3)  take a partial surrender;
   (4)  adjust the base premium to zero ("stop premium");
   (5)  change the death benefit option;
   (6)  change the underwriting classification;
   (7)  any change requiring evidence of insurability.

You may request a policy adjustment by completing an application for adjustment. Adjustments will not apply to any additional benefit agreements attached to your policy.

Are there any adjustment limitations?

Yes. An adjustment must satisfy certain limits on premiums, face amount and the plan of insurance. Other limitations on adjustments and on combinations of adjustments may apply. We must approve any adjustment. The current limits on adjustments are those described here.

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

After adjustment, other than an adjustment to stop premium, the policy must provide a level face amount of insurance to the latest of:

   (1)  ten years from the policy date; or
   (2) the anniversary at or following ten years from the most recent adjustment that resulted in an increase in either the base premium or net amount at risk; or
   (3)  the anniversary at or following four months from the adjustment.

An adjustment to stop premium requires that the policy have sufficient actual cash value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient actual cash value to keep the policy in force until the second anniversary following the adjustment date.

Any adjustment with an increase in premium may not result in a policy which is scheduled to become paid-up prior to the payment of ten annual premiums.

Any adjustment may not result in more than a paid-up whole life plan for the face amount.

Any adjustment for a change of the face amount must result in a change of the face amount of at least $5,000 except for face amount changes which are the result of an Inflation Agreement change, or a partial surrender under the policy.

And, in addition, any policy must have a minimum annual base premium of at least $300. Any adjustment for a change of premium must result in a change of the annual premium of at least $100.

May evidence of insurability be required?

Yes. We will require evidence satisfactory to us of the insured's continued insurability. We will need this evidence for adjustments which increase the net amount at risk or change the underwriting classification of the policy. All other adjustments may be made without evidence of insurability.

What if the insured is disabled?

If this policy contains a Waiver of Premium Agreement and if you are receiving, or are entitled to receive, the waiver of premium benefit, no adjustments under this provision will be allowed, except as provided in the Waiver of Premium Agreement.

When will an adjustment be effective?

Any adjustment will become effective only:

   (1)  after we approve and record it at our home office; and
   (2)  after you pay the premium required, if any, for the adjustment; and
   (3) while the health of the insured remains as stated in the application for this adjustment.

When we approve your written request for an adjustment, we will send you a new page 1. A copy of your adjustment application will be attached to that new page
1. We may require that you return your policy to our home office for attachment of the new page 1 or we may simply mail it to you at your last known address and ask you to attach it to your policy. In either event, the new page 1 and its application will become part of this policy.

Separate Account
================================================================================
How was the separate account established?

We established the separate account under Minnesota law. It is registered as a unit investment trust under the 1940 Act.

What is the purpose of the separate account?

Net premiums allocated to the separate account support the operation of this policy (except policy loans and settlement options) and others of its class. Assets may also be allocated for other purposes, but not for the operation or support of policies other than variable adjustable life.

Are sub-accounts available under the separate account?

Yes. The separate account is divided into sub-accounts. We will allocate net premiums to one or more of the sub-accounts you have chosen. We reserve the right to add, combine or remove any sub-account of the separate account.

What are the investments of the separate account?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund is no longer possible or if we determine it inappropriate for policies of this class, we may substitute another fund.

Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the state of Minnesota. If required, we will file that approval process with the regulatory authorities of the state in which this policy is delivered.

What changes may we make to the separate account?

We reserve the right, when permitted by law, to transfer assets of the separate account which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If such a transfer

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

is made, the term "separate account," as used in this policy, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

   (1)  de-register the separate account under the 1940 Act;
   (2) restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the separate account; and
   (3)  combine the separate account with one or more other separate accounts.

How are net premiums allocated?

We will allocate net premiums to the guaranteed interest account and to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. You may change your allocation for future premiums by written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages and must be in multiples of 1 percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than 25 percent of the net premium may be allocated to the guaranteed interest account. In addition, we reserve the right to further restrict allocations to the guaranteed interest account if the current interest crediting rate is equal to the minimum guaranteed interest rate applicable to the guaranteed interest account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after a policy is issued or adjusted. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

What is a transfer?

A transfer is a reallocation of the actual cash value between the guaranteed interest account and the separate account or among the sub-accounts of the separate account.

May you make transfers of amounts under this policy?

Yes. Transfers may be made by your written request. Transfers out of the separate account or among the sub-accounts of the separate account, will be made on the basis of sub-account unit values as of the end of the valuation period during which we receive your written request. Transfers out of the guaranteed interest account will be made on the basis of your guaranteed interest account actual cash value at the time of transfer.

Are there limitations on transfers?

Yes. The amount of actual cash value to be transferred must be at least $250. If the actual cash value in an account is less than $250, the entire actual cash value attributable to that sub-account or the guaranteed interest account must be transferred. If a transfer would reduce the actual cash value in the sub-account to less than $250, we reserve the right to include that remaining sub-account actual cash value in the amount transferred.

We reserve the right to restrict the dollar amount of any transfer to or from the guaranteed interest account. In addition, transfers to or from the guaranteed interest account may be limited to one such transfer per policy year.

Transfers to or from the guaranteed interest account must be made by a written request. It must be received by us or postmarked in the 30-day period before or after the last day of the policy year. Transfers which meet these conditions will be effective after we approve and record them at our home office.

The funds may restrict the amounts or frequency of transfers to or from the sub-accounts of the separate account in order to protect fund shareholders.

How are units determined?

With each net premium payment allocated to a sub-account, we divide that payment by the then current unit value for the sub-account, to determine the number of units to credit to the sub-account. The then current unit value is the value at the end of the valuation period during which we receive your premium. Once determined, the number of units will not be affected by changes in the unit value.

How are units increased or decreased?

The number of units in each sub-account will be increased by the allocation of subsequent net premiums, loan repayments, asset credits and transfers to that sub-account. The number of units will be decreased by policy charges to the sub-account, policy loans and unpaid loan interest, transfers and partial surrenders from that sub-account. The number of sub-account units will decrease to zero if a policy is surrendered or terminated.

How is a unit valued?

The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. The unit value increases or decreases on each valuation date. For any valuation date, the unit value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date. The assets of the separate account shall be valued at least as often as any policy benefits vary but not less often than once a month.

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

What is the net investment factor for each sub-account?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this policy which are assessed against separate account assets.

The gross investment rate is equal to:

   (1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus
   (2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by
   (3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

Actual Cash Value
================================================================================
How is your actual cash value determined?

The actual cash value for your guaranteed interest account and for your separate account are determined separately. The actual cash value of the separate account will include all sub-accounts of the separate account.

The guaranteed interest account actual cash value is the sum of all net premium payments allocated to the guaranteed interest account. This amount will be increased by any interest, asset credits, loan repayments, loan interest credits and transfers into the guaranteed interest account. This amount will be reduced by any policy loans, unpaid loan interest, partial surrenders, transfers into the sub-accounts and charges assessed against your guaranteed interest account actual cash value.

The separate account actual cash value is the sum of units of each sub-account multiplied by the unit value for that sub-account. The number of units will be increased by any asset credits, loan repayments, loan interest credits and transfers into a sub-account of the separate account. The number of units will be reduced by any policy loans, unpaid loan interest, partial surrenders, transfers into the guaranteed interest account, and charges assessed against your separate account actual cash value.

Is the actual cash value guaranteed?

No. Your separate account actual cash value is not guaranteed, but we do guarantee the actual cash value of your guaranteed interest account. The latter cannot be reduced by any investment experience of the general account.

Is interest credited on the guaranteed interest account actual cash value?

Yes. Interest is credited on the guaranteed interest account actual cash value of this policy. Interest is credited daily at a rate of not less than 3 percent per year, compounded annually. We guarantee this minimum rate for the life of the policy without regard to the actual experience of the general account.

As conditions permit, we may credit additional amounts of interest to the guaranteed interest account actual cash value.

Policy Charges
================================================================================
What types of charges are there under this policy?

Charges under this policy are those which we assess against your premiums, base premiums, nonrepeating premiums, your actual cash value, and the separate account assets.

What charges are assessed against premiums?

Against premiums, we assess charges for additional benefits.

What charges are assessed against base and nonrepeating premiums?

Against each base and nonrepeating premium, we assess a premium charge not to exceed 5.75 percent of each premium.

What charges are assessed against your actual cash value?

Against your actual cash value, we assess: (1) a Monthly Policy Charge, (2) a Policy Issue Charge, (3) a Cost of Insurance Charge, (4) a Cash Extra Charge,
(5) Transaction Charges, and (6) a Surrender Charge.

1) The Monthly Policy Charge will not exceed $12.00 plus $.0125 per $1,000 of face amount. This charge is to cover certain administrative expenses, including those attributable to the records we create and maintain for your policy.
2) The Policy Issue Charge is shown in the schedule on page 1 and applies for the first 10 years of the policy following issue and policy adjustments that result in an increase in base premium or net amount at risk. This charge is to recover the expense of issuing, underwriting and distributing the policy.

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3)  The Cost of Insurance Charge is calculated by multiplying the net amount at risk under your policy by a rate which varies with the insured's age, gender and risk class. The rate will not exceed the rate shown in the Maximum Monthly Cost of Insurance Rates table on page 1. This charge compensates us for providing the death benefit under this policy.
4) The Cash Extra Charge is a monthly charge which compensates us for providing the death benefit when certain mortality risks exceed the standard.
5)  Transaction Charges:
    a) Policy Adjustment Transaction Charge of $25 is charged at every policy adjustment. This charge is for expenses associated with processing a policy adjustment.
    b) A Partial Surrender Transaction Charge of the lesser of $25 or 2% of the amount of the partial surrender is charged at a partial surrender. This charge is for expenses associated with processing a partial surrender.
    c) A Transfer Transaction Charge of no more than $25 is charged for each transfer of actual cash value among the guaranteed interest account and the sub-accounts of the separate account. This charge is for expenses associated with processing a transfer.
6) A Surrender Charge is shown in the schedule on page 1 and applies for the first 10 years of the contract following issue and policy adjustments that result in an increase in base premium or net amount at risk. This charge is to recover any Policy Issue Charges that have not yet been assessed.

When are charges assessed against your actual cash value?

The Monthly Policy Charge, Policy Issue Charge, Cost of Insurance Charge, and Cash Extra Charge are assessed against your actual cash value monthly on the monthly policy anniversary and on the occurrence of the death of the insured, policy surrender, or policy termination. A surrender charge is assessed against your actual cash value when the policy is surrendered or terminates.

Charges will be assessed against the actual cash value in the guaranteed interest account and the actual cash value in the separate account on a pro-rata basis. As to actual cash value in the separate account, charges will be assessed against each sub-account on a pro-rata basis. If we agree, you may arrange to have charges assessed on a non-pro-rata basis.

What charges are assessed against separate account assets?

We assess a Mortality and Expense Risk Charge against separate account assets.

What is the Mortality and Expense Risk Charge?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the policy. The mortality and expense risk charge is deducted from separate account assets on each valuation date at an annual rate of .50 percent of separate account assets.

Policy Loans
================================================================================
Can you borrow money on your policy?

Yes. You may borrow up to the maximum loan amount. This amount is determined as of the date we receive your request for a loan. We will require your written request for a policy loan. We will charge interest on the loan in arrears.

At your request, we will send you a loan agreement for your signature. The policy will be the only security required for your loan.

When the policy loan is to come from your guaranteed interest account actual cash value, we have the right to postpone your loan for up to six months. We cannot do so if the loan is to be used to pay premiums on any policies you have with us.

What is the maximum amount available for all policy loans?

The maximum amount available for all policy loans under your policy is 90 percent of the policy value (see definition on page 3) less the surrender charge. This amount will be determined as of the date we receive your written request for a loan at our home office. If unpaid loan interest is added to your outstanding loan, the maximum amount of policy loan cannot exceed 100% of the policy value less the surrender charge.

What is the effect of a policy loan?

When you take a loan, we will reduce the actual cash value and the proceeds of the policy by the amount you borrow. This determination will be made as of the end of the valuation period during which we receive your loan request.

How does a policy loan reduce actual cash value?

Unless you direct us otherwise, we will take the policy loan from your guaranteed interest account actual cash value and separate account actual cash value on a pro-rata basis and, as to the actual cash value in the separate account, from each sub-account on a pro-rata basis

Policy loans shall be transferred to the loan account. The loan account continues to be a part of the policy in the general account.

The policy value of your policy may decrease between premium due dates. If your policy has a policy loan and no actual cash value, the policy will terminate.

What is the policy loan interest rate?

The annual policy loan interest rate is shown on page 1. Interest accrues daily.

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When is loan interest due and payable?

Loan interest is due on the date of the death of the insured, on a policy adjustment, surrender, termination, a policy loan transaction and on each policy anniversary.

If you do not pay the interest on your loan in cash, your policy loan will be increased by an additional policy loan in the amount of the unpaid interest. It will then be charged the same rate of interest as your loan. Your actual cash value will be reduced by the amount of the policy loan and unpaid loan interest when it is due. Any additional policy loan resulting from unpaid loan interest may result in the total policy loan exceeding 90% of the policy value less the surrender charge but will never result in the total policy loan being more than 100% of the policy value less the surrender charge.

How and when can you repay your loan?

If your policy is in force, your loan can be repaid in part or in full at any time before the insured's death. Your loan may also be repaid within 60 days after the date of the insured's death if we have not paid any of the benefits under this policy. Any loan repayment must be at least $100 unless the balance due is less than $100.

How are loan repayments allocated?

Loan repayments are allocated to the guaranteed interest account until all loans from the guaranteed interest account have been repaid.

Thereafter, in the absence of your instructions, loan repayments will be allocated to the guaranteed interest account actual cash value and the separate account cash value on a pro-rata basis, and to each sub-account in the separate account on a pro-rata basis.

We reserve the right to restrict the amount of any loan repayment allocated to the guaranteed interest account.

Loan repayments reduce your loan account by the amount of the loan repayment.

What happens if you do not repay your loan?

Your policy will remain in force so long as it has actual cash value. Otherwise, your policy will terminate.

To prevent your policy from terminating, you will have to make a loan repayment. We will notify you 61 days in advance of our intent to terminate the policy and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the notice.

Is there a minimum policy loan?

Yes. Any policy loan we pay in cash must be in an amount of at least $100. A policy loan may be in a lesser amount if it is used to pay a premium under the Automatic Premium Loan provision.

Will we credit interest on policy values which you have borrowed?

Yes, we credit interest on policy loans at a rate which is not less than your annual policy loan interest rate minus 1 percent per year times the amount of the loan.

When are loan interest credits on a policy loan allocated to your actual cash value?

Loan interest credits are allocated to your actual cash value as of the date of the death of the insured, on a policy adjustment, surrender, termination, a policy loan transaction and on each policy anniversary.

How are loan interest credits allocated?

We will allocate loan interest credits to the guaranteed interest account and the separate account on the same basis as we allocate net premiums.

Surrender
================================================================================
May the policy be surrendered?

Yes. You may request to surrender your policy at any time while the insured is living.

Is there a surrender charge?

Yes. The surrender charge is shown on page 1 of this policy.

What is the surrender value of your policy?

The surrender value is the actual cash value, plus any asset credit, and any loan interest credit, and less the surrender charge, and unpaid loan interest and unpaid monthly charges which are assessed against actual cash value.

We determine the surrender value as of the end of the valuation period during which we receive your surrender request.

How do you surrender your policy?

Send your policy and a written request for surrender to us at our home office. We will send your surrender proceeds to you in a single sum unless you request otherwise.

Is a partial surrender permitted?

Yes. You may make a partial surrender of your actual cash value. The amount of a partial surrender must be $500 or more and it cannot exceed the amount available as a policy loan. This is a policy adjustment as described on page 7. With the Cash Option, a partial surrender will cause a decrease in the face amount equal to the amount surrendered.

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

Is there a charge for a partial surrender?

Yes. For a partial surrender we charge a Transaction Charge of $25.00 or 2% of the amount of the partial surrender, whichever is less.

May you direct us as to how partial surrenders will be taken from actual cash value?

Yes. You may tell us to take the partial surrender from certain sub-accounts or from the guaranteed interest account. If you do not specify, partial surrenders will be deducted from your guaranteed interest account actual cash value and separate account actual cash value on a pro-rata basis and, as to the actual cash value in the separate account, from each sub-account on a pro-rata basis.

We reserve the right to restrict the amount of any partial surrender taken from the guaranteed interest account.

May surrender payments be deferred?

Yes. We reserve the right to defer surrender payments for up to six months from the date of your written request, if surrender payments are based upon policy values which do not depend on the investment performance of the separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at 3 percent per annum for the period during which payment is postponed. Otherwise, this right of deferral will be: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

What if the insured dies after you request a surrender?

If the insured dies after we receive your surrender request, we will pay the surrender value to you or your estate; we will not pay a death benefit to the beneficiary.

Additional Information
================================================================================
Can you assign your policy?

Yes. Your policy may be assigned. The assignment must be in writing and filed with us at our home office. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any proceeds which become payable to the assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of that interest.

What if the insured's age or gender is misstated?

If the insured's age or gender has been misstated, the amount of proceeds will be adjusted to reflect the cost of insurance charges based upon the insured's correct age or gender.

When does your policy become incontestable?

After this policy has been in force during the insured's lifetime for two years from the original policy date, we cannot contest this policy, except for fraud. However, if there has been a policy adjustment, reinstatement or any other policy change for which we required evidence of insurability, that adjustment, reinstatement or policy change will be contestable for two years, during the lifetime of the insured, from the effective date of the adjustment, reinstatement or policy change.

Is there a suicide exclusion?

Yes. If the insured, whether sane or insane, dies by suicide, within two years of the original policy date, our liability will be limited to an amount equal to the premiums paid for this policy. If there has been a policy adjustment, reinstatement, or any other policy change for which we required evidence of insurability, and if the insured dies by suicide within two years from the effective date of the policy adjustment, reinstatement or change, our liability with respect to the policy adjustment, reinstatement or change will be limited to an amount equal to the premiums paid for the policy adjustment, reinstatement or change.

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

VARIABLE ADJUSTABLE LIFE
SUMMIT POLICY

Variable Benefits

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

Nonparticipating

Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual holding company. You are a member of the Minnesota Mutual Companies, Inc., which holds its annual meetings on the first Tuesday in March of each year at 3 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Minnesota Life

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

03-640